EXHIBIT 10.1

                             AIRWAY BUSINESS CREDIT
                                  [Letterhead]


FINANCIAL SOLUTIONS
FOR BUSINESS AND INDUSTRY

                         NON-EXCLUSIVE BROKER AGREEMENT

This Non-Exclusive Broker Agreement ("Agreement") is made and entered into by and between Airway Business Credit ("Company"), and Morgan Clark Management, Inc. ("Broker").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Broker hereby agree as follows:

     1. Definitions. For purposes of this Agreement, the term "Referred Client" shall mean all clients who enter into a Financing Agreement or equipment leasing agreement with Company or Company's funding source who were initially identified, solicited and referred to Company by Broker and were not previously identified, contacted, or solicited by Company.

     2. Engagement. Company hereby engages Broker as a non-exclusive marketing representative of the Company. Broker shall identify, solicit and recruit businesses to enter into Financing Agreements with Company. Company shall provide Broker with materials concerning Company and the factoring and asset based lending services offered by Company for use by Broker in soliciting prospective clients. Broker shall be solely responsible for identifying and soliciting prospective clients. Company shall not have any obligation to accept any prospective client referred by Broker and may reject any prospective client for any or no reason. Broker shall abide by and comply with all instructions, rules and policies of company.

     3. Relations between Broker and Company. The relation between Broker and Company shall be that of an independent contractor. Broker shall not be an employee of Company. Broker shall have no authority to contract on behalf of or otherwise bind Company.

     4. Broker's Compensation. Broker's compensation shall be negotiated and agreed to in writing in the format set forth on Exhibit A hereto, which is incorporated herein by reference.

      5. Term of Agreement. Company or Broker may terminate this Agreement at anytime, without notice and without cause. Upon termination of this Agreement the parties shall be excused form the duties and obligations set forth in
Section 2 Engagement. All other rights, duties, obligations, terms and conditions of this Agreement shall remain in full force and effect.

     6. Proprietary Information and Confidentiality. Broker acknowledges that Company has developed and will develop client lists, sales techniques, collateral and marketing materials, data basis on potential clients, contact and referral persons, funding sources, relationships and other information which are proprietary to the Company (the "Proprietary Information"). The Proprietary Information has been developed through years of business and substantial cost and investment to Company. The Proprietary Information is treated by Company as confidential, would be valuable to competitors of Company and is not readily available to competitors of Company from other sources. In the performance of its duties and responsibilities, Broker will be given access to the proprietary Information. Broker acknowledges that the Proprietary Information was not available to Broker prior to his or her engagement by Company.

     Broker agrees not to disclose, use, or allow others to use any Proprietary Information except in the performance of Broker's duties and responsibilities as a representative of Company. Broker shall take all necessary actions, included those directed by Company, to insure that confidentiality of the Proprietary Information. During the term of this Agreement and upon termination hereof, Broker shall not disclose, use or allow others to use any Proprietary Information.

     7. Arbitration. In the event of any dispute between the parties hereto concerning or relating to this Agreement, upon request of Company, the parties agree to submit the dispute to binding arbitration in Orange County, California, in accordance with rules of the American Arbitration Association. The cost of such arbitration shall be paid solely by the losing party. Judgment upon the award entered by the arbitrator may be entered in any court of appropriate jurisdiction. If Company requests arbitration, no suit may be brought in any jurisdiction concerning or relating to this Agreement except to enforce arbitration decisions or to seek injunctive relief.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     9. Severability of Invalid provisions. Any provisions of this Agreement which is prohibited or unenforceable in any jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision hereof, and any such prohibition or unenforceablitiy in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10. Integrated Agreement, Amendment. This Agreement constitutes the entire agreement between Broker and Company concerning the subject matter hereof. All prior and contemporaneous agreements between Company and Broker, oral or written, concerning the subject matter hereof are rescinded. This Agreement may not be amended or altered except in writing signed by Broker and Company.

Dated:  9-11-2000
                                      "Company": Airway Business Credit
                                      By:  Anthony L. Anish
                                              Managing Director

                                      "Broker": Morgan Clark Management, Inc.
                                      By: Vincent van den Brink
                                            Vincent van den Brink/ President



                             AIRWAY BUSINESS CREDIT

                                    EXHIBIT A

                       NON-EXCLUSIVE BROKER'S COMPENSATION


            Commission:            Broker shall receive a commission as follows:

                                   Gross Income of: $0---$5000 45%;
                                   $5001---$15000 50%; $15001--$25000 60%;
                                   $25000+ 65% per 90 day period of all gross monthly residual fees, commissions and origination fees and equipment leasing commissions received by Company payable within five days of receipt by Company.

                                   Residual fees are payable on the (30th) day of each month for the period ending on the last day of the prior month.

                                   The compensation shall be payable so long as the Financing Agreement with Referred Clients remains in effect and no event of default for either agreement has occurred thereunder.

                                   Company:               /s/ Anthony L. Anish
                                                          Airway Business Credit

                                   Broker:             /s/ Vincent van den Brink
                                                   Morgan Clark Management, Inc.

                                   Broker Federal ID #        87-0633496